Exhibit 99.1

July 23, 2009
Quarterly Report
Second Quarter 2009

For the second quarter ended June 30, 2009, earnings for your company were down 1.0% when compared to the June 30, 2008 earnings. We reported $1.47 million in profit for the second quarter of 2009, compared to $1.49 million for the second quarter of 2008. On a year to date basis, we earned $2.6 million compared to $2.7 million for the six months ended June 30, 2008. However, as it relates to our earnings per share, we are pleased to announce that on a fully diluted basis, earnings per share for your company increased from $0.95 per share for the first six months of 2008 to $0.96 per share through June 30, 2009. One very significant event that took place in the second quarter of 2009 that impacted our earnings, was the Special Assessment that all FDIC insured banks were required to expense by June 30, 2009. This additional assessment was not made formal until May of this year and cost Kentucky Bank approximately $300 thousand through the first six months of this year. The Chairman of the FDIC has also indicated that there may be another Special Assessment that could take place by year end 2009 or perhaps in the first quarter of 2010. This, of course, will be based upon the need for the banking industry to replenish the diminishing bank insurance fund. Additionally, we are pleased to announce that total deposits of Kentucky Bank reached a new high of $494.1 million, which represents an 8.5% increase in deposits over the period ended June 30, 2008.

As has been said in prior quarterly reports, the state of the national and local economies still loom large as we prepare for the second half of 2009 and even into 2010. Many economists are still predicting that the picture will not be much brighter any time soon. The unemployment rate nationally is approximately 9.5% and in Kentucky the unemployment rate is 10.6% at the date of this letter. The housing market continues to be difficult in the markets that we serve; the manufacturing sector continues to face difficulties, and retailers have been faced with diminishing sales. All of these factors indicate that for the remainder of 2009, the economy will continue to face serious difficulties.

As has been mentioned earlier, the bank continues to evaluate every operating area to ensure that we are working in the most efficient manner possible. We have completed the consolidation of our downtown Cynthiana location, and we will be closing our North Middletown office on July 31, 2009. Along with the termination of our Defined Benefit Plan, we believe that these difficult but necessary decisions should provide us some significant cost savings.

In today's world we are looking for every smart opportunity to grow our bank in a conservative yet profitable manner. Since March 31, 2009 our total loans have increased slightly from $415.6 million to $417.6 million as of June 30, 2009. Albeit this is not significant growth, we believe in today's environment that to grow loans in a prudent manner with an emphasis on credit quality, is in the long term best interest of our shareholders.

As the discussion continues as to how long our economy will continue to face these uncertain times, the Management and Board of your company are committed to the long term best interests of our customers, employees, and shareholders. As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                       6/30/2009          6/30/2008          Change
Assets
  Cash & Due From Banks                             $  13,675,111      $  15,226,169          -10.2%
  Securities                                          172,075,329        160,963,442            6.9
  Loans Held For Sale                                           0             80,000            n/m
  Loans                                               417,555,563        418,819,532           -0.3
  Reserve for Loan Losses                               6,372,929          5,393,760           18.2
    Net Loans                                         411,182,634        413,425,772           -0.5
  Federal Funds Sold                                       25,000             98,000          -74.5
  Other Assets                                         51,716,490         46,711,286           10.7
     Total Assets                                   $ 648,674,564      $ 636,504,669            1.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                         $   95,083,873      $  93,376,264            1.8%
    Savings & Interest Checking                       139,219,785        139,022,703            0.1
    Certificates of Deposit                           259,790,859        222,800,353           16.6
      Total Deposits                                  494,094,517        455,199,320            8.5
  Repurchase Agreements                                 8,715,189         10,031,490          -13.1
  Other Borrowed Funds                                 77,537,076        109,114,118          -28.9
  Other Liabilities                                     8,950,115          6,058,740           47.7
    Total Liabilities                                 589,296,897        580,403,668            1.5
  Stockholders' Equity                                 59,377,667         56,101,001            5.8
    Total Liabilities & Stockholders' Equity        $ 648,674,564      $ 636,504,669            1.9%


CONSOLIDATED INCOME STATEMENT

                                                   Six Months Ending                    Three Months Ending
                                                                  Percentage                            Percentage
                                         6/30/2009     6/30/2008    Change     6/30/2009     6/30/2008    Change
Interest Income                        $ 16,104,728  $ 17,928,273   -10.2%    $ 7,907,994   $ 8,675,414     -8.8%
Interest Expense                          6,679,492     7,994,715   -16.5       3,234,176     3,637,531     -11.1
  Net Interest Income                     9,425,236     9,933,558    -5.1       4,673,818     5,037,883      -7.2
Loan Loss Provision                         900,000       900,000     0.0         450,000       500,000     -10.0
  Net Interest Income After Provision     8,525,236     9,033,558    -5.6       4,223,818     4,537,883      -6.9
Other Income                              4,619,107     4,034,664    14.5       2,613,791     2,059,536      26.9
Other Expenses                           10,043,711     9,616,147     4.4       5,156,007     4,654,734      10.8
  Income Before Taxes                     3,100,632     3,452,075   -10.2       1,681,602     1,942,685     -13.4
Income Taxes                                462,045       773,487   -40.3         210,325       457,059     -54.0
  Net Income                              2,638,587     2,678,588    -1.5       1,471,277     1,485,626      -1.0
Net Change in Unrealized Gain (loss)
  on Securities                             818,877      -850,270   196.3        -217,594    -1,342,153      83.8
  Comprehensive Income                  $ 3,457,464   $ 1,828,318     0.9     $ 1,253,683   $   143,473       7.7

Selected Ratios
  Return on Average Assets                    0.78%         0.85%                   0.87%         0.94%
  Return on Average Equity                      9.1           9.1                    10.0          10.1

  Earnings Per Share                           0.96          0.95                    0.53          0.53
  Earnings Per Share - assuming di             0.96          0.95                    0.53          0.53
  Cash Dividends Per Share                     0.40          0.56                    0.20          0.28
  Book Value Per Share                        21.63         20.34

  Market Price                         High        Low         Close
    Second Quarter '09                 $17.95      $15.50      $16.75
    First Quarter '09                  $19.50      $16.50      $17.50